3.23.11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Pantheon China Acquisition Corp. II on Form 20-F of our audit report, dated March 16, 2011 relating to the accompanying balance sheet as of December 31, 2010 and the related statements of operations, stockholders’ deficit, and cash flows from inception (March 18, 2010) through December 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement Form 20-F and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
3.23.11